    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    JULY 28, 2000

         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from July 1, 2000 to July 28, 2000 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of July 28, 2000 was $89.86, an increase of 0.50% from the June 30, 2000 value of $89.41. The year-to-date return for Series E, which commenced trading on April 6, 2000, was a decrease of 10.14% as of July 28, 2000.

The estimated net asset value per interest as of August 15, 2000 was $90.45. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ---------------------------
          Eleanor L. Thomas
          Executive Vice President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from Juy 1, 2000
  to July 28, 2000
Revenues:
Realized loss on commodity
  transactions..........................   $(156,878)
Change in unrealized commodity
  positions.............................     185,607
Interest income.........................      22,560
                                           ---------
                                              51,289
                                           ---------
Expenses:
Commissions.............................      22,441
Management fees.........................       7,494
Other transaction fees..................      (8,933)
Other expenses..........................       5,641
                                           ---------
                                              26,643
                                           ---------
Net gain................................   $  24,646
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from July 1, 2000
  to July 28, 2000
                                                Per
                                   Total      Interest
                                 ----------   --------
Net asset value at beginning of
  period (53,319.519
  interests)...................  $4,767,479    $89.41
Contributions..................     145,800
Net gain.......................      24,646
Redemptions....................      (9,462)
                                 ----------
Net asset value at end of
  period (54,846.572
  interests)...................  $4,928,463     89.86
                                 ----------
                                 ----------
                                              --------
Change in net asset
  value per interest.......................    $  .45
                                              --------
                                              --------
Percentage change..........................      0.50%
                                              --------
                                              --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                /s/ Barbara J. Brooks
                                ------------------------
                            by: Barbara J. Brooks
                            Chief Financial Officer